Exhibit (d)(5)

Tel: +44 (0)1223 497400 Fax: +44 (0)1223 497461 cambridge@f-star.com F-star Therapeutics Limited Eddeva B920 Babraham Research Campus Cambridge CB22 3AT United Kingdom www.f-star.com

STRICTLY PRIVATE & CONFIDENTIAL

Eliot Forster

Red House

West Sotwell Street

Brightwell cum Sotwell

Oxfordshire

OX10 0RG

June 22, 2022

RE: Transition Services Agreement

Dear Eliot,

I am writing to set out certain arrangements which we have agreed will apply in relation to your employment with F-Star Therapeutics Limited (the “Employer”) in connection with the transactions contemplated in that certain Agreement and Plan of Merger, entered into as of June 22, 2022, by and among invoX Pharma Limited, a private limited company organized under the laws of England and Wales (“Parent”); Fennec Acquisition Incorporated, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”); and F Star Therapeutics Inc, a Delaware corporation (the “Company”), pursuant to which Parent will acquire all of the issued and outstanding stock of the Company pursuant to a cash tender offer and, thereafter, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Parent (the “Transaction”).

This letter (the “Agreement”) shall be effective as of the effective time of the closing of the Transaction (the “Closing”). If the Closing does not occur for any reason, this Agreement shall be void ab initio.

1.	With effect from Closing, the Employer hereby gives you six months’ notice of the termination of your employment in accordance with clause 3.1 of your Contract (as defined below). Your employment with the Employer will therefore cease on the date which is six months following Closing (the “Termination Date”).

2.	As set out in the settlement agreement with Employer in the form attached to this Agreement as Exhibit A (the “Settlement Agreement”):

2.1	you, Employer and Parent hereby agree that, for the period of three months following Closing (such period may be shortened by agreement by you, Parent and the Employer in writing), you will not continue in your role as Chief Executive Officer of the Employer but will instead act as an advisor to the Employer to advise on post-Closing transition and other related matters.

F-star Therapeutics Limited Eddeva B920 | Babraham Research Campus | Cambridge, CB22 3AT, UK | T: +44 1223 497400 | www.f-star.com

2.2	following the expiry of the period referred to in paragraph 2 above, you will then be placed on Garden Leave for the remainder of your notice period in accordance with clauses 3.6 and 3.7 of your Contract. During this period you will, in addition to your obligations under clauses 3.6 and 3.7 of your Contract, on an ad-hoc basis, provide advice and input as operationally required by your Employer or Parent; and

2.3	in addition to providing the services set forth in your Contract in accordance with the terms herein, between Closing and the Termination Date, you will report to the Chief Executive Officer of Parent, take all necessary steps to ensure an orderly and timely handover of responsibilities to the anticipated replacement of Chief Executive Officer of the Company, and provide the transition services as directed by Parent through the Termination Date.

3.	For the avoidance of doubt, you shall be entitled to continue with your roles:

a)	as Chairman of Avacta Plc;

b)	as a Non-Executive Director of Immatics NV; and

c)	as a Director of GERM Limited,

subject to any conflict of interests arising that would make your retention of these roles untenable, and only to the extent that the discharge of your duties under your Contract and this Agreement are not impaired as a result. It is specifically agreed for the purposes of clause 19.2 of your Contract, that you may also continue to perform these roles during any Restricted Period.

4.	For the avoidance of doubt, between Closing and the Termination Date, nothing in this Agreement or the Settlement Agreement shall prevent Employer from terminating your employment for any reason specified in clause 17.2 of the Contract. If Employer does terminate your employment for any reason specified in clause 17.2 of the Contract during that period, no payments shall be due to you whatsoever under the terms of this Agreement or the Settlement Agreement.

5.	Provided that you have at the same time as signing this Agreement, entered into the Settlement Agreement (and have, on or about the Termination Date, entered into a Confirmatory Settlement Agreement, as defined in the Settlement Agreement):

5.1	subject to the terms of the Settlement Agreement, you will be paid the Severance Sum (as defined and calculated in accordance with clauses 18.2 and 18.3 of the Contract, and subject to all applicable tax and authorized deductions as are required by applicable law); and

5.2	subject to the terms of the Settlement Agreement, Employer and Parent will procure that any options or restricted stock units granted to you by Employer or the Company which are, on the Termination Date, then outstanding (if any), will vest in full.

6.	In this Agreement, the “Contract” means, collectively, your contract with F-Star Biotechnology Limited, as subsequently transferred to Employer by operation of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 on 1 June 2021 and as subsequently amended by the letter from Employer to you dated 6 April 2022.

F-star Therapeutics Limited Eddeva B920 | Babraham Research Campus | Cambridge, CB22 3AT, UK | T: +44 1223 497400 | www.f-star.com

7.	You further acknowledge and agree that the Closing (and in particular the change of the Company from being a listed entity to a wholly-owned subsidiary of Parent) shall not constitute Good Reason under your Contract and you hereby expressly waive any right to claim Good Reason on account of the consummation of the Transaction.

8.	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

9.	The provisions of sections 28 (Variations and amendments), 29 (Choice of law and submission to jurisdiction) and 30.1 (third party rights) of your Contract shall apply to this Agreement as if incorporated by reference.

I would be grateful if you would please sign and date where indicated below to evidence your agreement to the above terms.

Yours sincerely

/s/ Neil Brewis	/s/ Ben Toogood

Neil Brewis

For and on behalf of

F-Star Therapeutics Limited

and

Ben Toogood

For and on behalf of

Invox Pharma Limited

I, Eliot Forster, accept and agree to the terms set out in this Agreement.

/s/ Eliot Forster

Eliot Forster

Date:	22-06-22 | 20:30 BST

F-star Therapeutics Limited Eddeva B920 | Babraham Research Campus | Cambridge, CB22 3AT, UK | T: +44 1223 497400 | www.f-star.com

EXHIBIT A

[Separation Agreement]

F-star Therapeutics Limited Eddeva B920 | Babraham Research Campus | Cambridge, CB22 3AT, UK | T: +44 1223 497400 | www.f-star.com

Dated

June 22, 2022

BETWEEN

F-STAR THERAPEUTICS LIMITED

and

ELIOT FORSTER

SETTLEMENT AGREEMENT

953097457.2WE OPERATE IN THE UK AND ITALY AS SHEARMAN & STERLING (LONDON) LLP, A LIMITED LIABILITY PARTNERSHIP ORGANISED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS. SHEARMAN & STERLING (LONDON) LLP IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY (FIRM SRA NUMBER 211340). A LIST OF ALL PARTNERS’ NAMES, WHICH INCLUDES SOLICITORS AND REGISTERED FOREIGN LAWYERS, IS OPEN FOR INSPECTION AT THE ABOVE ADDRESS. EACH PARTNER OF SHEARMAN & STERLING (LONDON) LLP IS ALSO A PARTNER OF SHEARMAN & STERLING LLP WHICH HAS OFFICES IN THE OTHER CITIES NOTED ABOVE.

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THIS AGREEMENT is made as of the 22nd day of June        2022

BETWEEN:

F-STAR THERAPEUTICS LIMITED, whose registered office is situated at Eddeva B920, Babraham Research Campus, Cambridge, CB22 3AT (the “Company”); and

ELIOT FORSTER of Red House West, Sotwell Street, Brightwell cum Sotwell, Oxfordshire. OX10 0RG (the “Executive”).

IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Closing” means the closing of the transactions contemplated in that certain Agreement and Plan of Merger, entered into as of the date of this Agreement, by and among Parent, Fennec Acquisition Incorporated, a Delaware corporation and a direct wholly-owned subsidiary of Parent (the “Purchaser”); and F-star Therapeutics Inc, a Delaware corporation (the “Target”), pursuant to which Parent will acquire all of the issued and outstanding stock of the Target pursuant to a cash tender offer and, thereafter, the Purchaser will be merged with and into the Target, with the Company continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Parent (the “Transaction”);

“Confirmatory Settlement Agreement” means the confirmatory settlement agreement to be entered by the Company and the Executive on the Termination Date in the form attached at Schedule 1;

“Employment Agreement” means the employment agreement between the Executive and F-Star Biotechnology Limited dated 22 July 2022 as subsequently transferred to the Company by operation of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 on 1 June 2021 and as subsequently amended by the letter from the Company to the Executive dated 6 April 2022;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Parent” means Invox Pharma Limited, a private limited company organized under the laws of England and Wales;

“Termination Date” means the date which is six months following the date on which the Closing occurs (or such earlier date in accordance with clause 3.6); and

“Termination Letter” has the meaning set out in clause 3.1.

1.2	Defined terms used in this Agreement which are not otherwise defined in this Agreement shall have the meanings set out in the Employment Agreement.

1.3	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification).

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1.5	References to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

1.6	The schedules to this Agreement form part of and are incorporated into this Agreement.

2.	Conditionality

This Agreement shall be effective as of the effective time of the Closing. If the Closing does not occur for any reason, this Agreement shall be void ab initio.

3.	Arrangements Prior to Termination

3.1	The Executive acknowledges that he was given six months’ notice of the termination of his employment with effect from the Closing in accordance with clause 3.1 of the Employment Agreement under the letter from the Company and Parent to him dated on or about the same date as this Agreement (the “Termination Letter”) and that, accordingly, his employment with the Company will end on the Termination Date. The Company will continue to provide the Executive with his salary and all other contractual benefits (including bonus in accordance with clause 3.2) up to the Termination Date in the ordinary course. Within 28 days of the Termination Date, the Company will also pay the Executive in respect of any accrued but untaken holiday that is outstanding as at the Termination Date in accordance with clause 10 of the Employment Agreement (less deductions for income tax and National Insurance contributions). Except as otherwise provided in this Agreement, the Executive’s entitlement to any further remuneration and employment benefits of whatever nature from the Company or any other Group Company will cease with effect from the Termination Date.

3.2	The Executive shall, within 28 days of the Termination Date, be paid a bonus payment which shall be calculated as follows: (a) if the Termination Date occurs in the calendar year 2022, a pro-rata bonus payment calculated on the basis of 50% of his basic annual salary, pro-rated by reference to that proportion of the calendar year 2022 during which the Executive was employed by the Company; or (b) if the Termination Date occurs in the calendar year 2023, the aggregate of (i) a bonus payment for the calendar year 2022 equal to 50% of his basic annual salary; and (ii) a pro-rata bonus payment calculated on the basis of 50% of his basic annual salary, pro-rated by reference to that proportion of the calendar year 2023 during which the Executive was employed by the Company.

3.3	From Closing to the date which is three months following Closing (such period may be shortened by agreement between the Executive, Parent and the Company in writing), and subject to the terms of clauses 3.4 to 3.6, the Executive will not continue in his role as Chief Executive Officer of the Company, but shall instead carry out a role as advisor to the Company to advise the Company on post-Closing transition and other related matters.

3.4	Following the expiry of the period referred to in clause 3.2 above, the Executive will be placed on Garden Leave for the remainder of his notice period in accordance with clauses 3.6 and 3.7 of the Employment Agreement. During this period the Executive will, in addition to his obligations under clauses 3.6 and 3.7 of the Employment Agreement, on an ad-hoc basis, provide advice and input as operationally required by the Company or Parent.

3.5	During the periods referred to in clauses 3.3 and 3.4 the Executive shall, in addition to providing the services set forth in the Employment Agreement in accordance with the terms in this Agreement, report to the Chief Executive Officer of Parent, take all necessary steps to ensure an orderly and timely handover of responsibilities to the anticipated replacement of Chief Executive Officer of the Company, and provide the transition services as directed by Parent through the Termination Date.

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3.6	For the avoidance of doubt, between Closing and the Termination Date, nothing in this Agreement shall prevent the Company from terminating the Executive’s employment for any reason specified in clause 17.2 of the Employment Agreement. If the Company does terminate the Executive’s employment for any reason specified in clause 17.2 of the Employment Agreement during that period, no payments shall be due to the Executive whatsoever under the terms of the Termination Letter or this Agreement.

3.7	All outstanding claims for expenses wholly and properly incurred in the performance of the Executive’s duties must be submitted and all corporate credit card accounts issued to the Executive reconciled as soon as possible in accordance with the Company’s expense reimbursement procedures but, in all events, within 28 days of the Termination Date. If they are not submitted before this date, liability will not be accepted and they will not be paid.

4.	Termination Payments

4.1	Subject to (i) the Executive agreeing to and complying with all of the conditions set out in this Agreement; (ii) receipt by the Company of a copy of this Agreement and the attached letter of resignation both signed by the Executive, and the certificate (in the form attached at Schedule 3) signed by the Executive’s legal adviser; and (iii) receipt by the Company of a copy of the Confirmatory Settlement Agreement signed by the Executive and an additional certificate (in the form attached at Schedule 3) signed by the Executive’s legal adviser (at the time of executing the Confirmatory Settlement Agreement)), the Company will pay the Executive the sum of £706,759 (£471,173 + £235,586 being the Severance Sum payable under clause 18.2 of the Employment Agreement, reduced in accordance with clause 18.3 of the Employment Agreement, plus one year of 50% of base pay bonus). This sum will be subject to deductions for income tax and National Insurance contributions, and other authorized deductions.

4.2	The Executive acknowledges and agrees that the sum payable in clause 4.1 is (a) subject to and conditional on all of the provisions of clause 18.5 of the Employment Agreement having been met as at the Termination Date, save that in relation to clause 18.5.1, the Company hereby confirms that the termination of the Executive’s employment is a Qualifying Termination; and (b) subject to the provisions of clauses 18.10 and 18.11 of the Employment Agreement.

4.3	The sum payable in clause 4.1 will be paid to the Executive within 28 days of the Termination Date. Payment will be made by transfer to the Executive’s bank account.

4.4	The Company is entitled to deduct from any payments due to the Executive under the terms of this Agreement any monies due from the Executive to the Company or any other Group Company, including but not limited to, any overpayment or advance paid in respect of salary and any amounts outstanding from loans made to the Executive by the Company or any other Group Company.

5.	Options/RSUs

Subject to (i) the Executive agreeing to and complying with all of the conditions set out in this Agreement; (ii) receipt by the Company of a copy of this Agreement and the attached letter of resignation both signed by the Executive, and the certificate (in the form attached at Schedule 3) signed by the Executive’s legal adviser; and (iii) receipt by the Company of a copy of the Confirmatory Settlement Agreement signed by the Executive and an additional certificate (in the form attached at Schedule 3) signed by the Executive’s legal adviser (at the time of executing the Confirmatory Settlement Agreement)), effective as of the Termination Date, Employer and Parent will procure that any options or restricted stock units granted to the Executive by Employer or the Company which are, on the Termination Date, then outstanding (if any), will vest in full.

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6.	Legal Fees

The Company will, subject to the receipt of an invoice from the Executive’s legal advisers, Mayer Brown, 201 Bishopsgate, London EC2M 3AF addressed to the Executive but marked payable by the Company, make a contribution of up to £3,500 (plus VAT) towards the reasonable legal fees (including disbursements) which the Executive has incurred in taking advice in relation to this Agreement and the termination of his employment. The Executive represents and warrants that the payment of such fees will meet conditions A and B set out in section 413A(2) and (3) of ITEPA.

7.	Private Medical Insurance

The Company will maintain the Executive’s existing private medical insurance for 6 months following the Termination Date.

8.	Directors and Officers Insurance

The Company will procure that the Executive will continue to be covered for a minimum of six years from the Termination Date under the Company’s directors and officers insurance cover in respect of the period during which the Executive was a director of the Company or any other Group Company on the terms generally applicable to former directors of the Company (subject to such cover being available at reasonable rates and only for so long as the Company maintains such cover for its former directors and officers generally).

9.	Waiver of Claims

9.1	The Executive agrees that the terms of this Agreement are offered by the Company without any admission of liability on the part of the Company or any other Group Company and are in full and final settlement of all and any claims or rights of action of whatever nature that the Executive has or may have against the Company or any other Group Company or any of its or their current or former directors, officers or employees (whether under the laws of England, the United States, those of the European Union, or the laws of any other jurisdiction, and whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the time of signing this Agreement, including claims which as a matter of law do not at the date of this Agreement exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent retrospective change or clarification of the law), whether under common law, contractual, tortious, statutory, equitable or otherwise, arising out of or in connection with his employment with the Company or the termination of his employment, his directorships of various Group Companies and his resignation from such directorships or otherwise (including but not limited to the claims specified in Part A and Part B of Schedule 2) and he hereby irrevocably and unconditionally waives all such rights and claims.

9.2	This waiver shall, however, not apply to the following:

(a)	any claim for payments and/or benefits due to him under this Agreement and/or to enforce the terms of this Agreement;

(b)	any claim relating to his pension rights under any occupational pension scheme that have accrued up to the Termination Date, subject to the fact that, by signing this Agreement, the Executive warrants that he is not aware of any claim for such accrued pension rights; and

(c)	any claim in respect of personal injury (other than personal injury claims for compensation or damages which may be brought pursuant to any discrimination legislation which are hereby waived). The Executive confirms that he is not aware of any basis for any claim that he may have for personal injury against the Company or any other Group Company or any of its or their current or former directors, officers or employees whatsoever.

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10.	Warranties

10.1	The Executive hereby represents, warrants and confirms that:

(a)	before entering into this Agreement, he has taken legal advice from Emma Wayland of Mayer Brown whose address is 201 Bishopsgate, London EC2M 3AF, a relevant independent adviser (as defined by section 203 of the Employment Rights Act 1996) as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an employment tribunal. The Executive will procure that, at the same time as the Executive signs this Agreement, the Executive’s legal adviser will also sign and date where indicated on the legal adviser’s certificate (in the form attached at Schedule 3), which forms part of this Agreement;

(b)	he has been advised by the independent adviser referred to above that, on the date on which such advice was given, there was in force a contract of insurance, or an indemnity provided for members of a professional body, covering the risk of a claim by the Executive in respect of loss arising from the advice;

(c)	before receiving the advice in relation to the claims he has against the Company and any other Group Company or any of its or their current or former directors, officers or employees relating to his employment with the Company or its termination or his directorships of various Group Companies and his resignation from such directorships or otherwise, he disclosed to the independent adviser all facts or circumstances of which he was aware that may give rise to any such claim and that he is not aware of any other facts or circumstances that may give rise to any claim against the Company or any other Group Company or any of its or their current or former directors, officers or employees other than those claims specified in clause 9.1 and Schedule 2; and

(d)	the only claims that he has or may have against the Company or any other Group Company or any of its or their current or former directors, officers or employees (whether at the time of entering into this Agreement or in the future) relating to his employment with the Company or its termination (or his directorships of various Group Companies or his resignation therefrom) or otherwise are specified in clause 9.1 and Schedule 2; and

(e)	on the Termination Date, the Executive shall execute the Confirmatory Settlement Agreement in the form attached at Schedule 1 and shall procure that the Executive’s legal adviser shall sign and date where indicated on the legal adviser’s certificate (in the form attached at Schedule 3) at the time of executing the Confirmatory Settlement Agreement.

10.2	The Executive acknowledges that the Company acted in reliance on the representations and warranties set out in clause 10.1 above when entering into this Agreement.

10.3	This Agreement satisfies the conditions for regulating settlement agreements and, where applicable, compromise agreements and compromise contracts under the provisions of section 203(3) of the Employment Rights Act 1996, section 14 of the Employment Relations Act 1999, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, sections 147(3)(c) and (d) of the Equality Act 2010, regulation 15 of the Agency Worker Regulations 2010, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Executives (Prevention of Less Favourable Treatment) Regulations 2002, section 58 of the Pensions Act 2008, regulation 41(4) of the Transnational Information and Consultation of Executives Regulations 1999, regulation 40(4) of the Information and Consultation of Executives Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and regulation 62 of the Companies (Cross-Border Mergers) Regulations 2007 (as such legislation has been or is amended from time to time).

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10.4	The Executive represents and warrants to the Company that:

(a)	he has not at any time during his employment committed a breach of any of the express or implied terms of the Employment Agreement and/or his fiduciary duties which would entitle (or would have entitled) the Company to terminate his employment summarily without notice or payment in lieu of notice and payment of the sum set out in clause 4.1 is conditional on this warranty remaining accurate as at the date of this Agreement;

(b)	he is unaware of any matters relating to acts or omissions by him which, if disclosed to the Company, would or might affect the decision of the Company to make the payments referred to in this Agreement. Such matters include but are not limited to any breach of the Executive’s regulatory duties or obligations or any breach of the Executive’s confidentiality obligations; and

(c)	he has not made, and undertakes not to make, any claim challenging the legality of this Agreement.

10.5	The Executive represents and warrants that he has raised with the Company all the claims that he has or may have against the Company or any other Group Company or any of its or their current or former directors, officers or employees arising out of his employment or its termination (his directorships of various Group Companies and his resignation from such directorships) or otherwise and that the Executive is not aware of any other claims or any facts, matters or circumstances in respect of which a claim might be made against the Company or any other Group Company or any of its or their current or former directors, officers or employees arising out of his employment or its termination (his directorships of various Group Companies and his resignation from such directorships) or otherwise. The Executive also represents and warrants that he has not presented a claim to an employment tribunal (or any connected office of an employment tribunal) or issued a claim form in the High Court or County Court of whatever nature in connection with his employment or its termination (his directorships of various Group Companies and his resignation from such directorships) or otherwise.

10.6	The Executive represents and warrants that he has not made, and undertakes not to make, a subject access request under the Data Protection Act 2018 or the UK implemented version of the General Data Protection Regulation or otherwise request information held by the Company or any other Group Company about the Executive.

11.	Resignation of Directorship

To the extent that the Executive has not resigned his directorships of any Group Companies in connection with the Closing, the Executive will resign with immediate effect from his directorship of the Company and from all directorships and offices held with any other Group Companies (and all related trusteeships) by signing and delivering the letter of resignation attached at Schedule 4. Having resigned as a director of the Company, and from such other offices which the Executive holds within the Group, the Executive will not conduct himself in any way which is inconsistent with having surrendered his authority, whether in matters of the internal administration of any other Group Company or externally. Following the Termination Date, the Executive will not represent himself as being a director of, employed by or connected in any way with, any other Group Company.

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12.	Confidentiality

12.1	The Executive acknowledges that the provisions of clauses 15 (Confidential Information and Employer documents), 16 (Inventions and other intellectual property), 17.1 to 17.7 inclusive, 18.10, 18.11, 19 (Post-termination restrictions) and 22 (Deductions and Clawback) of the Employment Agreement will remain in full force and effect notwithstanding the termination of his employment, save that in clause 19 (Post termination restrictions) the definition of “Restricted Period” for the purposes of clause 19.2.1 only, is hereby amended to mean the period of six months immediately following the commencement of the Garden Leave period referred to in clause 3.4.

12.2	Save by reason of any obligation to a court of law or a regulatory body or to enforce the terms of this Agreement, the Executive will not:

(a)	disclose the existence or terms of this Agreement (or the Confirmatory Settlement Agreement) or any discussions or other correspondence relating to the termination of his employment or resignation of his directorships to anyone (other than to his professional advisers who have agreed to be bound by this restriction, HM Revenue & Customs or any other competent authority or his spouse/partner);

(b)	directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of his employment or resignation of his directorships; or

(c)	make, publish or issue or cause to be made published or issued any untrue, derogatory or disparaging comments about the Company, any other Group Company or any of its or their directors, employees, suppliers, clients, investors, shareholders, bankers, brokers, advisers or agents, provided that nothing in this clause 12.2 or elsewhere in this Agreement shall prevent the Executive from (i) making any protected disclosure within the meaning of and in accordance with Part 4A of the Employment Rights Act 1996; and (ii) explaining to prospective new employers that his employment with the Company terminated by mutual agreement.

12.3	The Company agrees that it will use its reasonable endeavours to procure that those persons who have been materially involved in the negotiation and conclusion of this Agreement will not:

(a)	disclose the existence or terms of this Agreement (or the Confirmatory Settlement Agreement) or any discussions or other correspondence relating to the termination of the Executive’s employment to anyone (other than to the Company’s professional advisers who have agreed to be bound by this restriction, HM Revenue & Customs or any other competent authority, or any other persons who need to know the terms of this Agreement (or the Confirmatory Settlement Agreement) in order to implement its terms (including but not limited to payroll and accounting personnel within the Company or any other Group Company));

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(b)	directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of the Executive’s employment; or

(c)	make, publish or issue or cause to be made published or issued any untrue, derogatory or disparaging comments about the Executive.

13.	Return of Property/Assistance

13.1	Before any payment under clause 4.1 above is made, the Executive confirms that he will (to the extent that this has not already been done and unless agreed otherwise), no later than the Termination Date (or earlier if requested), in accordance with clause 15.2 of the Employment Agreement, deliver up to the Company all notes and records (both originals and copies) wherever located and whether on paper, computer disk, computer memory, smartphone, tablet, memory stick or other media which contain any Confidential Information or which the Executive may have made or acquired in the course of his employment, together with any laptop, tablet and any other computer or similar equipment, all computer and other passwords, keys, ID or access cards, credit cards, mobile phones (including the original SIM card) and other property of or relating to the business of the Company or any other Group Company which is in his possession or under his power or control.

13.2	The Executive confirms that, in accordance with clause 15.3 of the Employment Agreement, he will, with effect from the Termination Date, irretrievably delete any Confidential Information stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in the Executive’s possession or under his control outside the Company’s premises.

14.	No Admission of Liability

This Agreement is entered into without any admission on the part of the Company or any other Group Company that it has or they have in any way breached any law or regulation or that the Executive has any claims against the Company or any other Group Company or any of its or their current or former directors, officers or employees.

15.	Tax Indemnity

The Executive hereby agrees to be responsible for the payment of any tax, employee National Insurance contributions and other statutory deductions (whether payable in the United States, the United Kingdom or elsewhere) imposed by any competent taxation authority in respect of any of the payments and benefits provided under this Agreement (other than for the avoidance of doubt, any tax deducted or withheld by the Company in paying the sum referred to in clause 4.1 to the Executive). The Executive further agrees to indemnify the Company and all other Group Companies and keep them indemnified on an ongoing basis against any claim or demand which is made by any competent taxation authority against the Company or any other Group Company in respect of any liability of the Company or any other Group Company to deduct an amount of tax or an amount in respect of tax, employee National Insurance contributions or other statutory deductions from the payments made and benefits provided under this Agreement, including any related interest or penalties imposed by any competent taxation authority (save for any interest or penalties which are payable solely by reason of the Company’s default). The Company shall give the Executive reasonable notice of any demand for tax, employee National Insurance contributions or other statutory deductions which may lead to liabilities on the Executive under this indemnity and shall provide him with reasonable access to any documentation which he may reasonably require to dispute such a claim (providing that nothing in this clause shall prevent the Company and all other Group Companies from complying with their legal obligations with regard to HM Revenue & Customs or other competent body).

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16.	Subject to Contract and Without Prejudice

This Agreement shall be deemed to be covered by section 111A of the Employment Rights Act 1996, and be without prejudice and subject to contract until such time as it is signed and dated by both parties, when it shall be treated as an open document evidencing a binding agreement.

17.	Miscellaneous

17.1	This Agreement sets out the entire agreement between the Executive and the Company and, save as set out in clause 12.1 above, supersedes all prior arrangements, proposals, representations, statements and/or understandings between the Executive, the Company and any other Group Company.

17.2	The Company enters into this Agreement for itself and as agent and trustee for all Group Companies. It is the parties’ intention that, except in relation to any other Group Company and any current or former officer, director or employee of the Company and/or any other Group Company, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the Contracts (Rights of Third Parties) Act 1999, this Agreement may be varied by agreement between the Executive and the Company.

17.3	The Executive shall, now or at any time in the future, do and execute and perform all such further actions, deeds and documents as may reasonably be required by or on behalf of any Group Company and any current or former officer, director or employee of any Group Company to give effect to the terms of this Agreement.

17.4	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

17.5	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

17.6	This agreement is governed by English law. The parties agree that all disputes arising under or in connection with it, or with its negotiation, legal validity or enforceability, or with its consequences, whether the alleged liability shall be said to arise under the law of England or under the law of some other country, and whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

17.7	The Executive and the Company agree to submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising under or in connection with this Agreement.

[Signature Page Follows]

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Signed by Neil Brewis

for and on behalf of

F-Star Therapeutics Limited

/s/ Neil Brewis

Dated	22-06-22 | 21:40 BST

Signed by ELIOT FORSTER

/s/ Eliot Forster

Dated:	22-06-22 | 22:25 BST

SCHEDULE 1

CONFIRMATORY SETTLEMENT AGREEMENT

THIS CONFIRMATORY SETTLEMENT AGREEMENT is made as of the          day of                           202[ ]

BETWEEN:

F-STAR THERAPEUTICS LIMITED, whose registered office is situated at Eddeva B920, Babraham Research Campus, Cambridge, CB22 3AT (the “Company”); and

ELIOT FORSTER of Red House West, Sotwell Street, Brightwell cum Sotwell, Oxfordshire. OX10 0RG UK (the “Executive”).

PREAMBLE

(A)	Before the Termination Date, the Company and the Executive entered into a Settlement Agreement dated [21 June] 2022 (the “First Settlement Agreement”) accepting the terms of the First Settlement Agreement in settlement of any claim that the Executive has or may have against the Company or any other Group Company.

(B)	It was a term of the First Settlement Agreement that the Executive shall enter into a Confirmatory Settlement Agreement on the Termination Date in the terms of this Agreement.

IT IS HEREBY AGREED as follows:

1.	Interpretation

Words and expressions defined in the First Settlement Agreement shall have the same meanings in this Agreement unless the context so requires.

2.	Termination of Employment

The Executive’s employment with the Company terminated on the Termination Date.

3.	Affirmation of First Settlement Agreement

The parties affirm the First Settlement Agreement which, in accordance with the conditions to which it is subject, will remain in full force and effect.

4.	Undisclosed Breaches

The Executive hereby represents and warrants that he has not committed a breach of any of the express or implied terms of the Employment Agreement and/or his fiduciary duties which, at the time of the breach, would have entitled the Company to terminate his employment summarily without notice. It is a condition of the payment of the sum set out in clause 4.1 of the First Settlement Agreement that this warranty is and continues to be accurate as at the date of this Agreement.

5.	Waiver

5.1	Without limiting clause 9.1 of the First Settlement Agreement, to the extent that the Executive has or may have a claim against the Company or any other Group Company (or any other person against whom he has waived claims under clause 9.1 of the First Settlement Agreement) arising out of or in connection with the Executive’s employment or its termination, his directorships of various Group Companies and his resignation from such directorships or otherwise at or after the date on which he executed the First Settlement Agreement, he hereby waives that claim.

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5.2	This waiver shall, however, not apply to the following:

(a)	any claim for payments and/or benefits due to him under the First Settlement Agreement and/or to enforce the terms of the First Settlement Agreement or this Agreement;

(b)	any claim relating to his pension rights under any occupational pension scheme that have accrued up to the Termination Date, subject to the fact that, by signing this Agreement, the Executive warrants that he is not aware of any claim for such accrued pension rights; and

(c)	any claim in respect of personal injury (other than personal injury claims for compensation or damages which may be brought pursuant to any discrimination legislation which are hereby waived). The Executive confirms that he is not aware of any basis for any claim that he may have for personal injury against the Company or any other Group Company or any of its or their current or former directors, officers or employees whatsoever.

6.	Warranties

6.1	The Executive hereby represents, warrants and confirms that:

(a)	the Executive has taken legal advice from Emma Wayland of Mayer Brown, 201 Bishopsgate, London EC2M 3AF, a relevant independent adviser (as defined by section 203 of the Employment Rights Act 1996) as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an employment tribunal. The Executive will procure that, at the same time as the Executive signs this Agreement, the Executive’s legal adviser will also sign and date where indicated on the legal adviser’s certificate (in the form attached at Schedule 3 of the First Settlement Agreement), which forms part of this Agreement;

(b)	the Executive has been advised by the independent adviser referred to above that, on the date on which such advice was given, there was in force a contract of insurance, or an indemnity provided for members of a professional body, covering the risk of a claim by the Executive in respect of loss arising from the advice;

(c)	before receiving the advice in relation to the claims he has against the Company and any other Group Company or any of its or their current or former directors, officers or employees relating to his employment with the Company or its termination or his directorships of various Group Companies and his resignation from such directorships or otherwise, he disclosed to the independent adviser all facts or circumstances of which he was aware that may give rise to any such claim and that he is not aware of any other facts or circumstances that may give rise to any claim against the Company or any other Group Company or any of its or their current or former directors, officers or employees other than those claims specified in clause 5.1 of this Agreement and Schedule 2 of the First Settlement Agreement; and

(d)	the only claims that he has or may have against the Company or any other Group Company or any of its or their current or former directors, officers or employees (whether at the time of entering into this Agreement or in the future) relating to his employment with the Company or its termination (or his directorships of various Group Companies or his resignation therefrom) or otherwise in clause 5.1 of this Agreement and Schedule 2 of the First Settlement Agreement;

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6.2	The Executive acknowledges that the Company acted in reliance on the representations and warranties set out in clause 6.1 above when entering into this Agreement.

6.3	This Agreement satisfies the conditions for regulating settlement agreements and, where applicable, compromise agreements and compromise contracts under the provisions of section 203(3) of the Employment Rights Act 1996, section 14 of the Employment Relations Act 1999, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, sections 147(3)(c) and (d) of the Equality Act 2010, regulation 15 of the Agency Worker Regulations 2010, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Executives (Prevention of Less Favourable Treatment) Regulations 2002, section 58 of the Pensions Act 2008, regulation 41(4) of the Transnational Information and Consultation of Executives Regulations 1999, regulation 40(4) of the Information and Consultation of Executives Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and regulation 62 of the Companies (Cross-Border Mergers) Regulations 2007 (as such legislation has been or is amended from time to time).

7.	Third Parties

7.1	The Company enters into this Agreement for itself and as agent and trustee for all Group Companies. It is the parties’ intention that, except in relation to any other Group Company and any current or former officer, director or employee of the Company and/or any other Group Company, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the Contracts (Rights of Third Parties) Act 1999, this Agreement may be varied by agreement between the Executive and the Company.

8.	Miscellaneous

8.1	This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed and dated by both parties, when it shall be treated as an open document evidencing a binding agreement.

8.2	This Agreement is governed by English law. The parties agree that all disputes arising under or in connection with it, or with its negotiation, legal validity or enforceability, or with its consequences, whether the alleged liability shall be said to arise under the law of England or under the law of some other country, and whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

8.3	The Executive and the Company agree to submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising under or in connection with this Agreement.

8.4	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

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Signed by Neil Brewis

for and on behalf of

F-Star Therapeutics Limited

Dated

Signed by ELIOT FORSTER

Dated

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SCHEDULE 2 CLAIMS

Part A:

Any claim:

1.	for wrongful dismissal or any other claim for breach of contract; and

2.	for unfair dismissal, under section 111 of the Employment Rights Act 1996.

Part B:

Any claim:

1.	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

2.	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

3.	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

4.	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

5.	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

6.	in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

7.	in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

8.	in relation to parental leave, under section 80 of the Employment Rights Act 1996;

9.	in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;

10.	in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;

11.	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

12.	in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;

13.	for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010

14.	for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010;

15.	for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;

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16.	for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;

17.	for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;

18.	for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;

19.	for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;

20.	for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

21.	for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Executives (Prevention of Less Favourable Treatment) Regulations 2002;

22.	under regulations 27 and 32 of the Transnational Information and Consultation of Executives Regulations 1999;

23.	under regulations 29 and 33 of the Information and Consultation of Executives Regulations 2004;

24.	under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

25.	under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

26.	under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

27.	in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

28.	in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

29.	in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

30.	in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;

31.	in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010;

32.	subject to clause 13.2(c), any claim for personal injury;

33.	for harassment under the Protection from Harassment Act 1997;

34.	for failure to comply with obligations under the Human Rights Act 1998;

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35.	for failure to comply with obligations under the Data Protection Act 2018 and or the UK implemented version of the General Data Protection Regulation; and

36.	in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

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SCHEDULE 3

LEGAL ADVISER’S CERTIFICATE

I, Emma Wayland of Mayer Brown, 201 Bishopsgate, London EC2M 3AF, hereby confirm to F-Star Therapeutics Limited that I am an independent adviser for the purposes of section 203 of the Employment Rights Act 1996 and that I have advised Eliot Forster as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an employment tribunal. There was in force, on the date on which such advice was given, a policy of insurance covering the risk of a claim by Eliot Forster in respect of loss arising in consequence of such advice.

/s/ Emma Wayland

Emma Wayland

22/06/22

dated

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SCHEDULE 4

RESIGNATION LETTER

To the board of directors

F-STAR THERAPEUTICS LIMITED (11532458)

F-STAR BIOTECHNOLOGY LIMITED (08067987)

F-STAR ALPHA LIMITED (08676690)

F-STAR BETA LIMITED (09263520)

F-STAR DELTA LIMITED (10543154)

F-STAR THERAPEUTICS, INC.

F-STAR THERAPEUTICS SECURITIES CORPORATION

(the “Companies”)

June 22, 2022

Dear Sirs

I hereby irrevocably and unconditionally resign from the office of director of the Companies with immediate effect, and I acknowledge and confirm that I have no claim of whatsoever kind outstanding for compensation or otherwise against the Companies, their servants, directors, officers, agents or employees in respect of the termination of my appointments. To the extent that any such claim or right of claim exists or may exist, I hereby irrevocably and unconditionally waive such claim or right of action and release and forever discharge the Companies and all such other persons from all and any liability in respect thereof.

Yours faithfully

SIGNED as a DEED	)
and DELIVERED	)
by ELIOT FORSTER	)
in the presence of :	)

Witness signature:

Witness name:

Witness address:

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